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                                                                   EXHIBIT 10.34

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of February 25, 2003, is made by and between SMITH & WESSON CORP., a Delaware corporation with an address at 2100 Roosevelt Avenue, Springfield, Massachusetts 01102-2208 ("S&W"), and SPRINGFIELD REDEVELOPMENT AUTHORITY, a public body politic and corporate created pursuant to General Laws c. 121B, with a principal place of business at 1441 Main Street, Springfield, Massachusetts 01103 ("SRA").

                                    RECITALS:

         A. S&W owns approximately 85 acres of excess land (the "Land"), as more particularly described on the Subdivision Plan (as hereinafter defined), located adjacent to S&W's manufacturing and office facility (the "Retained Property") located on Roosevelt Avenue in Springfield, Massachusetts.

         B. The City of Springfield (the "City") desires to locate the development of a light industrial and other commercial use development park to be known as the "Springfield Memorial Industrial Park" on the Land.

         C. The City is prepared to allocate certain federal funds committed to the City to the acquisition, remediation and redevelopment of the Land.

         D. S&W desires to sell, and the City desires to designate SRA as its agent to purchase, the Land along with certain related personal and intangible property so that SRA may own, remediate, redevelop and dispose of the Land pursuant to MGL 121 B for the development of the Springfield Memorial Industrial Park.

         NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, S&W and SRA agree as follows:

1.       THE PROPERTY.

         1.1 Description. Subject to the terms and conditions of this Agreement, and for the consideration herein set forth, S&W agrees to sell and transfer, and SRA agrees to purchase and acquire, all of S&W's right, title and interest in and to the following (collectively, the "Property"):

                  1.1.1    The Land;

                  1.1.2 The improvements and fixtures now situated on the Land, if any (the "Improvements");

                  1.1.3 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of S&W and pertaining exclusively to the Land, if any;

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                  1.1.4    Any street or road abutting the Land to the center
lines thereof;

                  1.1.5 All leases, contracts and agreements relating to the operation or maintenance of the Land or the Improvements, if any, regarding the Property as set forth on or attached hereto as Exhibit A; and

                  1.1.6 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements.

         1.2 "As-Is" Purchase. The Property shall be sold and conveyed strictly on an "AS IS", "WHERE IS" and "WITH ALL DEFECTS" basis. No person acting on behalf of S&W is authorized to make, and by execution hereof, SRA acknowledges that no person has made, any representation, agreement, statement, warranty, guarantee or promise of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, regarding the zoning, construction, physical condition or other status of the Property, or any materials, data or other information supplied to SRA in connection with SRA's inspection of the Property or the transaction contemplated herein. SRA shall rely solely upon SRA's own knowledge of the Property based on its investigation of the Property and its own inspection of the Property in determining the Property's physical condition.

2.       PURCHASE PRICE AND CLOSING.

         2.1 Purchase Price. The purchase price for the Property (the "Purchase Price") is ONE MILLION SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($1,750,000.00) U.S. At the Closing, SRA shall pay S&W SEVEN HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS ($750,000.00) in cash. The balance of the Purchase Price of ONE MILLION AND 00/100 DOLLARS ($1,000,000.00) (the "Loan") shall be evidenced, secured and paid as set forth in Exhibit B attached hereto. The Purchase Price shall be subject to adjustment for the prorations as provided herein and deposited to a bank account designated by S&W via wire transfer in immediately available funds.

         2.2 Closing. Payment of the Purchase Price and the closing hereunder (the "Closing") shall take place pursuant to a closing at the offices of Bulkley, Richardson and Gelinas, LLP, Springfield, Massachusetts, on February 25, 2003 (the "Closing Date"), at 10:00 A.M. local time, or at such other time and place as may be agreed upon in writing by S&W and SRA.

3.       GENERAL TERMS AND CONDITIONS.

         3.1 Inspections. S&W shall permit SRA access to the Property for purposes of physical and environmental inspection of the Property, including the right to conduct or allow testing of, on or under the Property. This testing shall not be done, however, without first obtaining S&W's written consent as to the timing and scope of work to be performed. SRA shall

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give S&W reasonable prior written notice of its intention to conduct any inspections, and S&W reserves the right to have a representative present. SRA agrees to provide S&W with a copy of any inspection report upon S&W's written request, which agreement shall survive the Closing or termination of this Agreement.

         3.2 Title and Survey. Seller shall convey good, clear record and marketable fee simple title to the Property, free and clear of all tenants and other occupants and subject only to the Permitted Encumbrances (as hereinafter defined). Prior to execution of this Agreement, S&W has delivered to SRA a copy of S&W's current title insurance policy covering the Land and the Retained Property (the "Existing Title Policy"), a copy of which is attached hereto as Exhibit C. Within 20 days of the complete execution of this Agreement, SRA shall deliver to S&W a mortgagee title insurance commitment from First American Title Insurance Company (the "Title Company") insuring S&W's mortgage interest in the Property (the "Commitment").

         3.3 Permitted Encumbrances. The following encumbrances shall be deemed approved by SRA (collectively, "Permitted Encumbrances"):

                  3.3.1 All exceptions to title shown in the Existing Title Policy, the Commitment or otherwise of record and matters shown on the Survey;

                  3.3.2 All contracts and leases described in Section 3.7 of the Agreement;

                  3.3.3 Real and personal property taxes and assessments not yet due and payable;

                  3.3.4 Rights of parties in possession not shown by the public records;

                  3.3.5 Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the Land and Improvements would disclose and which are not shown by the public records;

                  3.3.6 Any service, installation, connection, maintenance or construction charges due after the Closing, and subject to the proration provisions hereof, for sewer, water, electricity, telephone, cable television or gas;

                  3.3.7 Governmental laws, codes, ordinances, and restrictions now or hereafter in effect in so far as these affect the Land and the Improvements; and

                  3.3.8 A declaration of easement and restriction (the "Declaration") to be prepared and recorded by S&W, in a form reasonably satisfactory to SRA, granting S&W rights of access to, from and across the Land and the Improvements and access from the Land and Improvements to the Retained Property and granting S&W certain utility and other easements, drainage rights and other rights which shall be for the benefit the Retained Property.

         3.4 Subdivision. SRA shall, at SRA's sole cost and expense, subdivide the Property from the Retained Property in accordance with applicable law. SRA shall obtain the approval of S&W to the subdivision plan (the "Subdivision Plan") and shall then obtain the approval of the

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Subdivision Plan from the City of Springfield Planning Department. Thereafter,
SRA shall obtain the approval of the Subdivision Plan from the Engineering Office of the Land Court, provide S&W with evidence of such approval and contemporaneously with recording other documents at Closing, shall file the Subdivision Plan with the Hampden Division of the Land Court. SRA shall undertake all other tasks required to subdivide the Property in accordance with applicable law. If SRA is unable to obtain all required approvals for the subdivision of the Property at least ten days prior to the Closing Date, then either party hereto may terminate this Agreement and neither party hereto shall have any further liability hereunder except as set forth herein.

         3.5 Financing. SRA shall use commercially reasonable efforts to assist in the closing of, on or prior to the Closing Date, (i) the loan to the City under Section 108 of the Housing and Community Development Act of 1974, as amended, in the principal amount of $2,000,000.00 (the "108 Loan"), and (ii) the $1,000,000.00 grant to the City pursuant to the United States Department of Housing and Urban Development Brownfields Economic Initiative (the "BEDI Grant"). If either of the 108 Loan or the BEDI Grant fail to close on or prior to the Closing Date, then either party hereto may terminate this Agreement and neither party hereto shall have any further liability hereunder except as set forth herein.

         3.6 Remediation Program. SRA and S&W shall cooperate to develop prior to the Closing a plan for the environmental remediation of the Property (the "Remediation Program"), which remediation shall be performed by SRA in accordance with the Remediation Program and all applicable laws post-Closing. The Remediation Program, among other things, shall comply with applicable law and include a preliminary schedule and budget for the remediation, which budget shall include the allocation of the BEDI Grant proceeds to the Remediation Program, and may include environmental risk insurance in favor of S&W and SRA, as their interests may appear, for not less then $2,000,000.00 for a term of at least ten years from the date of completion of the Remediation Program, with coverages and issued by carriers reasonably acceptable to S&W and SRA. If both parties hereto fail to approve the Remediation Program prior to the Closing Date, then either party hereto may terminate this Agreement and neither party hereto shall have any further liability hereunder except as set forth herein.

         3.7 Contracts; Leases. SRA shall have the right, but not the obligation, to assume at the Closing any lease or service, maintenance, supply or other contracts as set forth on Exhibit A, relating to the Property.

         3.8 Confidentiality. Unless both parties specifically and expressly otherwise agree in writing, both parties hereto agree that information regarding the Property made available by the other party or their respective agents or representatives on matters identified as "proprietary" on Exhibit H ("Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting with the transaction and any prospective lenders, and then only upon making such person aware of the confidentiality restriction and procuring such person's written agreement to be bound thereby. Notwithstanding the foregoing, nothing in this Section shall require either party hereto to keep information confidential that by law must be disclosed to a third party, court, administrative agency or other governmental authority, provided, however,

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whenever reasonably practicable, the party required to disclose any Proprietary
Information shall give the other at least 7 days prior written notice of such disclosure. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, the parties agree to return to the other all Proprietary Information provided by the other. Further, SRA agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase, or if same is consummated, in connection with the operation of the Property post-Closing. Notwithstanding any other term of this Agreement, the provisions of this Section shall survive the Closing or the termination of this Agreement.

         3.9      Prior to Closing. Until the Closing, S&W or S&W's agent:

                  3.9.1 Shall maintain comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property;

                  3.9.2 Shall operate and maintain the Property in a businesslike manner and substantially in accordance with S&W's past practices with respect to the Property;

                  3.9.3 Shall enter into only those third party contracts which are necessary to carry out its obligations under Section 3.9.2 and which shall be cancelable on 30 days written notice; and

                  3.9.4 S&W shall not execute, amend, terminate or accept surrender or approve any such instrument without the consent of SRA, which consent shall not be unreasonably withheld or delayed.

         3.10 Condemnation. If, prior to the Closing, ten percent or more of the Property or all access to the Property is taken under power of eminent domain by any entity other than the City or SRA, S&W shall promptly notify SRA of such taking. Upon receipt of such notice, SRA may either (i) terminate this Agreement by giving written notice to S&W within 14 days after receiving notice of such taking or (ii) consummate this transaction, in which event S&W shall assign to SRA all of S&W's right, title and interest in and to any award made in connection with such eminent domain proceedings.

4.       REPRESENTATIONS AND WARRANTIES.

         4.1      By S&W. S&W represents and warrants to SRA that:

                  4.1.1 S&W is a corporation duly organized, validly existing and in good standing under the laws of the Delaware;

                  4.1.2 S&W has duly authorized the execution and performance of this Agreement, and such execution and performance shall not violate any material term of its certificate of incorporation, bylaws or any agreement by which S&W is party;

                  4.1.3    S&W is not a foreign person within the meaning of
Section 1445 of the Internal Revenue Code;

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                  4.1.4    S&W has received no written notice of any pending
eminent domain or condemnation proceedings affecting all or any portion of the Property;

                  4.1.5 Except as set forth on Exhibit G attached and incorporated herein, S&W has received no written notice of any litigation, proceeding, suit, action, claim or governmental investigation of any kind threatened against or relating to the Property or the transaction contemplated by this Agreement; and

                  4.1.6 To S&W's actual knowledge, no petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by S&W.

         4.2      By SRA. SRA represents and warrants to S&W that:

                  4.2.1 SRA is a public body politic and corporate created pursuant to General Laws c. 121B, duly formed and validly existing under the laws of the Commonwealth, as amended, has duly authorized the execution and performance of this Agreement, and such execution and performance shall not violate any material term of its certificate of organization;

                  4.2.2 SRA is acting as principal in this transaction with authority to close the transaction;

                  4.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by SRA;

                  4.2.4 SRA has inspected, or shall inspect prior to closing, the Property fully and completely at its expense and shall have ascertained to its satisfaction prior to closing the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations;

                  4.2.5 SRA has reviewed or shall review the leases, contracts, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, has determined to purchase the Property and to assume the obligations pursuant to Section 3.7; and

                  4.2.6 Unless otherwise disclosed to S&W in writing, neither SRA nor any affiliate of or principal in SRA is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America.

         4.3 Mutual. Each of S&W and SRA represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary in connection with the Agreement or the sale of the Property. S&W and SRA agree that each shall indemnify, defend and hold the other free and harmless from the claims of any broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have

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represented S&W or SRA, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property. No commission shall be due and payable by S&W or SRA in connection with the purchase and sale of the Property.

5.       COSTS AND PRORATIONS.

         5.1 Costs. Each party hereto shall be responsible for all costs and expenses incurred in the performance of its respective obligations hereunder irrespective of whether the transaction described herein is consummated as set for herein or this Agreement is terminated prior to the Closing; provided, however, if this Agreement is not terminated prior to the Closing, then SRA shall pay at Closing, subject to a maximum aggregate sum of $150,000.00, all (i) real estate conveyance, transfer, stamp or documentary tax(es) and (ii) reasonable fees and disbursements of Seller's legal counsel incurred on or after January 1, 2002. This Section shall survive the Closing or termination of this Agreement.

         5.2 Prorations. Any income or expense relating to the Property collected, billed, paid or payable as of the date of Closing, including general real estate taxes and special assessments relating to the Property, service contracts and water, sewer and other utility charges, shall be prorated as of the date of Closing and be adjusted against the Purchase Price due at the Closing. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section is that S&W shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing, and SRA shall bear all such expenses and receive all such income accruing thereafter.

6. NOTICES. Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one business day after pickup by United Parcel Service, Air Freight, Airborne, Federal Express or other similar nationally recognized overnight express service, in either case addressed to the parties at their respective addresses referenced below:

If to S&W:                          Smith & Wesson Corp.
                                    2800 Roosevelt Avenue
                                    Springfield, Massachusetts 01102
                                    Attn: Mr. John A. Kelly

         with a copy to:            Day, Berry & Howard LLP
                                    CityPlace I
                                    Hartford, Connecticut 06103
                                    Attn: Daniel S. Matos, Esq.

If to SRA:                          Springfield Redevelopment Authority
                                    1441 Main Street
                                    Springfield, Massachusetts 01103
                                    Attn: Mr. Robert Warren

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         with a copy to:            Bulkley, Richardson and Gelinas, LLP
                                    1500 Main Street
                                    Springfield, Massachusetts 01115
                                    Attn: Peter H. Barry, Esq.

Either addressee may change its address by written notice to the other addressee.

7.       CLOSING AND ESCROW.

         7.1 S&W's Deliveries. At the Closing, S&W shall deliver the following original documents, each executed and, if required, acknowledged:

                  7.1.1 A release deed conveying S&W's interest in the Land in the form attached hereto as Exhibit D, subject to the Permitted Encumbrances (the "Deed");

                  7.1.2 Copies of all contracts and leases relating to the Property to be assumed by SRA, if any, and an assignment of such contracts and leases to SRA by way of an assignment and assumption agreement (the "Assumption Agreement") in the form attached hereto as Exhibit E;

                  7.1.3 An affidavit pursuant to the Foreign Investment and Real Property Tax Act in the form attached hereto as Exhibit F;

                  7.1.4    The Declaration;

                  7.1.5 A certificate of good standing from the State of Delaware demonstrating that S&W has legal existence and is in good standing under the laws of Delaware;

                  7.1.6 A certificate from the Commonwealth of Massachusetts demonstrating that S&W is authorized to do business in the Commonwealth of Massachusetts;

                  7.1.7 A clerk's certificate demonstrating the corporate authority of S&W to convey the Property;

                  7.1.8 A customary title certification if required by the Title Company; and

                  7.1.9 All documents or instruments necessary to withdraw all litigation listed on Exhibit G.

         7.2 SRA's Deliveries. At the Closing, SRA shall pay the Purchase Price to S&W as set forth in Section 2.1 and the costs set forth in Section 5.1, and shall deliver the following original documents, each executed and, if required, acknowledged:

                  7.2.1    The Assumption Agreement;

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                  7.2.2    Such loan documents as are negotiated by the parties
to evidence and secure the Loan, which loan documents shall reflect the terms and conditions set forth on Exhibit B and contain such other terms and conditions reasonably deemed appropriate by S&W's and SRA's counsel; and

                  7.2.3 The policy of title insurance issued by the Title Company insuring S&W's mortgage interest in the Property in the amount of the Loan, subject only to the Permitted Encumbrances not otherwise deleted or cured prior to the Closing.

         7.3 Possession. S&W shall deliver possession of the Property upon conclusion of the Closing.

         7.4 Insurance. SRA shall be responsible for obtaining its own insurance with respect to the Property after the date of Closing.

         7.5 Utility Service and Deposits. S&W shall be entitled to the return of any deposit(s) posted by it with any utility company and SRA shall notify each utility company serving the Property to terminate S&W's account, effective at noon on the date of Closing.

         7.6 Notice Letters. Subsequent to Closing, S&W shall provide to SRA copies of form letters to contractors and utility companies serving the Property, advising them of the sale of the Property to SRA and directing to SRA all bills for the services provided to the Property on and after the date of Closing.

8.       MISCELLANEOUS.

         8.1 Default. If either party hereto shall default under this Agreement, then the non-defaulting party shall elect as its sole remedy hereunder to terminate this Agreement and both parties shall be relieved of and released from any further liability hereunder.

         8.2 Title Standards. Any matter or practice arising under or relating to this Agreement which is the subject of a title standard or a practice standard of the Massachusetts Conveyancers Association at the time of the delivery of the Deed shall be covered by such title standard or practice to the extent applicable.

         8.3 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

         8.4 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

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         8.5      Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth.

         8.6 Assignability. SRA may not assign this Agreement, except to the City, without first obtaining S&W's written consent. Any assignment in contravention of this provision shall be void. No assignment shall release SRA from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by SRA hereunder, as if the assignee were the original signatory hereto.

         8.7 Successors Bound. This Agreement shall be binding upon and inure to the benefit of SRA and S&W and their successors and permitted assigns.

         8.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or content of this Agreement.

         8.9 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

         8.10 Attorneys' Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

         8.11     Time of Essence. Time is of the essence in this Agreement.

         8.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

         8.13 Recordation. SRA and S&W agree not to record this Agreement or any memorandum hereof.

         8.14 Proper Execution. The submission by S&W to SRA of this Agreement in unsigned form shall be deemed to be a submission solely for SRA's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon SRA or impose any obligations upon S&W irrespective of any reliance thereon, change of position or partial performance. The submission by S&W of this Agreement for execution by SRA and the actual execution and delivery thereof by SRA to S&W shall similarly have no binding force and effect on S&W unless and until S&W shall have executed this Agreement and a counterpart thereof shall have been delivered to SRA.

         8.15 Merger. Except as otherwise expressly provided herein, SRA's acceptance of the Deed shall be deemed a discharge of all of the obligations of S&W hereunder.

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         8.16     Interpretation. Any list of one or more items preceded by the word "including" shall not be deemed limited to the stated items, but shall be deemed to mean "including, without limitation".

         8.17 Limited Recourse. SRA agrees that it does not have and shall not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of S&W (collectively, the "S&W's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. SRA agrees to look solely to S&W's assets directly attributable to the Property for the satisfaction of S&W's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of S&W contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the S&W's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby.

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         IN WITNESS WHEREOF, SRA and S&W have executed this Agreement as of the date set forth above.

                                          SMITH & WESSON CORP.

                                          By: /s/ John A. Kelly
                                              Name: John A. Kelly
                                              Title: Vice President/Treasurer

                                          SPRINGFIELD REDEVELOPMENT AUTHORITY

                                          By: /s/ Peter Levanos
                                              Name: Peter Levanos
                                              Its: Chairman